EXHIBIT 10.3

December 22, 2014

Palatin Technologies, Inc.
4-B Cedar Brook Drive
Cedar Brook Corporate Center
Cranbury, NJ 08512

Attention:                      Stephen T. Wills
Chief Financial Officer

Re:           Private Placement of Securities in a PIPE Transaction

This letter confirms the agreement between Piper Jaffray & Co. (“Piper Jaffray” or “we” or “us”) and Palatin Technologies, Inc. (the “Company” or “you”) as follows:

1.
Engagement.  The Company hereby engages Piper Jaffray to act as its sole lead placement agent in connection with the proposed offering by private placement of equity, equity-linked or warrant securities (but excluding any venture loan or similar debt financing, even if including a warrant component) (the “Securities”) issued by the Company (the “Placement”), and we accept this engagement upon the terms and conditions set forth in this engagement letter (the “Agreement”).

During the term of our engagement, we will, as appropriate to the Placement:

●	consult with you in planning and implementing the Placement;

●	review the business and operations of the Company and its historical and projected financial condition;

●
assist you in preparing and distributing relevant documents we mutually agree are beneficial or necessary to the consummation of the Placement, including documents describing the Company, the Securities and the terms of the Placement (collectively, the “Offering Materials”);

●	assist you in preparing for due diligence conducted by prospective purchasers of the Securities;

●	assist you in identifying and contacting prospective purchasers of the Securities;

●	consult with you as to the structure and timing of the Placement;

Palatin Technologies, Inc.
December 22, 2014

●	assist you in negotiating definitive documentation with prospective purchasers of the Securities and, if requested by you, participate in such negotiations; and

●	render such other financial advisory and investment banking services as may from time to time be agreed upon by Piper Jaffray and the Company.

You acknowledge and agree that our engagement pursuant to this letter does not constitute an agreement or a commitment, express or implied, by us or any of our affiliates to underwrite, purchase or place any Securities or otherwise provide any financing, nor an agreement by you to issue and sell any Securities. The Placement will be made by Piper Jaffray, if at all, on a “best efforts” basis.

You further acknowledge and agree that our services hereunder shall be subject to, among other things, satisfactory completion of due diligence by Piper Jaffray, market conditions, the absence of adverse changes to the Company’s business or financial condition and other conditions that Piper Jaffray may deem appropriate for placements of such nature.  During the term of this engagement, you will not make any commitment with any other person to sell Securities without our prior consent, other than with Canaccord Genuity (“Canaccord”) and Roth Capital Partners (“Roth”) who we understand the Company currently intends to hire to act as co-placement agents (Canaccord and Roth each a “Co-Placement Agent” and collectively the “Co-Placement Agents”) in connection with the Offering. We further understand the Company intends to hire Noble Financial Capital Markets (“Noble”) as Financial Advisor in connection with the Offering.

2.
Term.  Our engagement shall automatically expire six (6) months from the date of this engagement letter, unless extended in writing by Piper Jaffray and the Company.  You or we may terminate our engagement under this Agreement prior to automatic expiration, with or without cause, upon ten (10) days’ written notice to the other party; provided, however, no such notice may be given by you prior to 60 days from the date of this Agreement.  Upon termination or expiration, this Agreement shall have no further force or effect, except that the provisions concerning the Company’s obligations to Piper Jaffray and certain related persons provided in Annex A, the Company’s obligation to pay Piper Jaffray fees and expenses as described in this Agreement, the confidentiality provisions of Section 9, the status of Piper Jaffray as an independent contractor, your representations, warranties and agreements, the limitation on to whom Piper Jaffray shall owe any duties, governing law, choice of forum, successors and assigns, and waiver of the right to trial by jury shall survive any such termination or expiration of this Agreement.

3.	Fees. For our services under this Agreement, you agree to pay us the following fees:

Palatin Technologies, Inc.
December 22, 2014

●	Placement Fee.
A placement fee of (i) four and three-quarters percent (4.75%) of the gross proceeds of all Securities sold in the Placement (including sales to any entity affiliated or associated with Piper Jaffray), payable to Piper Jaffray in cash at each closing.

Notwithstanding the foregoing, the Placement Fee, payable in connection with the Offering, shall be split with a minimum of fifty-two and six-tenths percent (52.6%) of the aggregate net Placement Fee paid to Piper Jaffray (or if the Placement Fee is $950,000, then $500,000), a maximum of twenty-one percent (21.0%) of the aggregate net Placement Fee paid to Canaccord (or if the Placement Fee is $950,000, then $200,000), a maximum of thirteen and two-tenths percent (13.2%) of the aggregate net Placement Fee paid to Roth (or if the Placement Fee is $950,000, then $125,000), and a maximum of thirteen and two-tenths percent (13.20%) of the aggregate net Placement Fee paid to Noble (or if the Placement Fee is $950,000, then $125,000); provided, however, if any of the Co-Placement Agents or Financial Advisor are not entitled to any portion of the net Placement Fee, then Piper Jaffray shall receive such additional portion of the net Placement Fee otherwise payable to such Co-Placement Agent or Financial Advisor with respect to such Offering on a pro-rata basis.

4.
Expenses.  At closing, you agree to reimburse us for our reasonable out-of-pocket expenses incurred  in preparing to market and marketing the Securities, including, but not limited to, travel, reasonable fees and disbursements of our counsel, and printing and distribution of Offering Materials, whether or not a closing occurs, but such reimbursement will not exceed $100,000 in the aggregate without your approval.

5.
Indemnification and Contribution.  The Company and Piper Jaffray agree to the provisions with respect to the Company’s indemnity of Piper Jaffray and other matters set forth on Annex A attached hereto, the terms of which are hereby incorporated into this agreement by reference in their entirety and made a part of this Agreement.

6.	Representations, Warranties and Agreements of the Company. You represent and warrant to, and agree with us, that:

(a)
The Company has not taken, and will not take, any action, directly or indirectly, that may cause the Placement to fail to be entitled to an exemption from registration under the U.S. federal securities laws, or applicable state securities or “blue sky” laws.  The Company shall be responsible for any costs and expenses associated with filings, applications or registrations with any governmental or regulatory body;

(b)
The Company hereby warrants that the Offering Materials, and any other information relating to the Company or the Placement, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in the light of circumstances under which they were made, not misleading.  The Company agrees to provide Piper Jaffray with (i) prompt notice of any material development affecting the Company or the occurrence of any event or other change known to the Company that could result in the Offering Materials containing an untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, (ii) copies of any financial reports as soon as reasonably practicable and (iii) such other information concerning the business and financial condition of the Company as Piper Jaffray may from time to time reasonably request. Piper Jaffray will have the right to approve the Offering Materials and other written communications furnished by or on behalf of the Company in connection with the Placement. The Company will comply with Securities and Exchange Commission Regulation FD;

Palatin Technologies, Inc.
December 22, 2014

(c)
The Company acknowledges that Piper Jaffray will be using information provided by others, including, without limitation, information provided by or on behalf of the Company, and that Piper Jaffray does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information;

(d)
The Company undertakes to provide Piper Jaffray with copies of all subscription or purchase agreements entered into with investors, and to the extent not included in all such subscription or purchase agreements, all information otherwise known to the Company with respect to each investor that is relevant for purposes of compliance by Piper Jaffray with its filing obligations under Financial Industry Regulatory Authority (“FINRA”) Rule 5123;

(e)
The Company will not engage in general solicitation or general advertising in connection with the Placement (other than solicitations in connection with the Company’s registration statement on Form S-1 initially filed on September 29, 2014); and

(f)
At each closing, you will permit us to rely on the representations and warranties of the Company. The Company will cause to be furnished to Piper Jaffray and the purchasers of the Securities, on each closing date of the Placement, copies of such opinions of counsel and such other documents, letters, certificates and opinions as Piper Jaffray or the purchasers may reasonably request in form and substance reasonably satisfactory to Piper Jaffray and its counsel and the purchasers and their counsel. To the extent the Company’s counsel shall deliver a legal opinion in connection with the Placement to the purchasers of the Securities, such opinion shall also be addressed to Piper Jaffray and be in form and substance satisfactory to the purchasers of the Securities and Piper Jaffray.

Palatin Technologies, Inc.
December 22, 2014

7.	Representations, Warranties and Agreements of Piper Jaffray. We represent and warrant to, and agree with you, that:

(a)
Piper Jaffray is a broker-dealer registered with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and is a member firm of FINRA, and at all times relevant to this engagement, will maintain such registration and membership;

(b)
Piper Jaffray will offer the Securities only to “accredited investors,” as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), that (i) qualify as either “qualified institutional buyers,” as defined under Rule 144A promulgated under the Securities Act or “large institutional accredited investors” within the meaning of Squadron, Ellenoff, Pleasant & Lehrer, SEC No-Action Letter (available February 28, 1992) and (ii) in our reasonable belief, are purchasing securities of the Company for their own account and not with a view towards distribution; and

(c)	Piper Jaffray will not engage in general solicitation or general advertising in connection with the Placement.

8.
Compliance with Law.  It is understood that the Company intends the Placement to take the form of a private investment in public equity (“PIPE”) transaction.  If the Placement takes such form, the Company shall enter into agreements with the purchasers of the Securities (the “Transaction Agreements”) whereby (a) the Company covenants and agrees to prepare and file with the SEC, within a period of time agreed to with the purchasers of the Securities (typically within 30 days after the initial closing of the Placement), a registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the 1933 Act registering the resale from time to time by holders thereof of all of the Securities or the shares underlying the Securities, as the case may be (the “Registration”), and (b) the Company will promptly (i) notify the NYSE MKT (or such other market on which the Common Stock is then quoted or listed if the Common Stock is not listed on the NYSE MKT) that it intends to offer and sell the Securities as contemplated and (ii) qualify the Securities or the shares underlying the Securities, as the case may be, for listing on the NYSE MKT (or such other market on which the Common Stock is then quoted or listed if the Common Stock is not listed on the NYSE MTK), in each case in accordance with the rules and regulations of the NYSE MKT (or such other appropriate market) and the Company’s listing agreement with that organization.  The Transaction Agreements shall state that (a) the Registration shall be on a Form S-3 or another appropriate form permitting registration of the Securities for resale by such holders in the manner or manners designated by them and (b) the Company shall use its best efforts to cause the Registration to become effective under the 1933 Act for a period of one (1) year or until such earlier time as the Securities may be resold without restriction pursuant to Rule 144.

Palatin Technologies, Inc.
December 22, 2014

9.
Confidentiality and Disclosure.  We agree to use all material non-public information provided to us by you or on your behalf solely for the purpose of providing the services that are the subject of this Agreement and, except as otherwise required by law, regulation or legal process, to treat all such information confidentially and not disclose such information to any third party without the Company’s consent, other than to our affiliates and our respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Placement or any other services provided by us or our affiliates to you and your affiliates.  We accept responsibility for compliance with the provisions of this paragraph by the persons referred to above.  This undertaking by us will automatically terminate one (1) year following the earlier of completion of the Placement or termination of our engagement hereunder.

The Company agrees that any information or advice, written or oral, rendered by Piper Jaffray or its representatives in connection with this engagement letter is solely for the confidential use of the Company and the Board of Directors of the Company and, except as otherwise required by applicable law, regulation or legal process, the Company will not and will not permit any third party to disclose, reproduce, disseminate, quote or otherwise refer to such advice or information in any manner without Piper Jaffray’s prior written consent.

10.
No Third Party Beneficiaries.  The Company acknowledges and agrees that Piper Jaffray has been retained to act as exclusive placement agent to the Company, and not as an advisor to or agent of any other person, and that the Company’s engagement of Piper Jaffray is not intended to confer rights upon any person not a party to this Agreement (including shareholders, employees or creditors of the Company) as against Piper Jaffray or its affiliates, or their respective directors, officers, employees or agents. Accordingly, no other person (other than the Indemnified Persons set forth in Annex A attached hereto) will acquire or have any rights by virtue of this Agreement.

11.
Independent Contractor.  Piper Jaffray shall act as an independent contractor under this Agreement, and any duties arising out of its engagement shall be owed solely to the Company.  You acknowledge that nothing in this Agreement is intended to create duties to you or your creditors or securityholders beyond those expressly provided for in this Agreement, and we and you specifically disclaim the creation of any fiduciary relationship between, or the imposition of any fiduciary duties on, either party.

12.
Piper Jaffray Affiliates; Conflicts; Exculpation.  At Piper Jaffray’s discretion, any right set forth herein may be exercised, and any services to be provided by Piper Jaffray may be provided, by an affiliate of Piper Jaffray.  The Company hereby agrees that Piper Jaffray and/or any affiliate or employee of Piper Jaffray will have the right, but not the obligation, to purchase Securities for its own account and that any such purchase will not constitute a conflict of interest for purposes of Piper Jaffray’s engagement hereunder.

Palatin Technologies, Inc.
December 22, 2014

You acknowledge that we are a securities firm engaged in securities trading and brokerage activities and providing investment banking and financial advisory services.  In the ordinary course of business, we and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in your debt or equity securities, or the debt or equity securities of your affiliates or other entities that may be involved in the transactions contemplated by this Agreement.

In addition, we and our affiliates may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to you or the Placement.  You also acknowledge that we and our affiliates have no obligation to use in connection with this engagement or to furnish you confidential information obtained from other companies.

Furthermore, you acknowledge we may have fiduciary or other relationships whereby we or our affiliates may exercise voting power over securities of various persons, which securities may from time to time include securities of the Company or of potential investors or others with interests in respect of the Placement.  You acknowledge that we or such affiliates may exercise such powers and otherwise perform our functions in connection with such fiduciary or other relationships without regard to our relationship with you hereunder.

You acknowledge that we are not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction.  You should consult with your own advisors concerning such matters and are responsible for making your own independent investigation and appraisal of the transactions contemplated by this Agreement, and we have no responsibility or liability to you with respect to such matters.

13.
Publicity.  The Company acknowledges that upon completion of the Placement, Piper Jaffray may, at its own expense, disseminate or place an announcement in one or more media forums as it may choose, stating that Piper Jaffray has acted as sole lead placement agent to the Company in connection with such Placement.

14.
Amendments and Successors.  This Agreement may not be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of the Company and Piper Jaffray, except that this Agreement shall be deemed to be automatically assigned to any successor in interest of the Company or Piper Jaffray or otherwise by operation of law.  The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and Piper Jaffray.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

Palatin Technologies, Inc.
December 22, 2014

15.
Entire Agreement.  This Agreement constitutes the entire agreement between Piper Jaffray and the Company, and supersedes any prior agreements and understandings, with respect to the subject matter of this Agreement.

16.           Counterparts.  This Agreement may be executed in any number of counterparts.

17.	No Brokers. The Company acknowledges and agrees that there are no brokers, agents, representatives or other parties that have an interest in compensation paid or payable to Piper Jaffray hereunder.

18.	Governing Law and Jurisdiction.
This Agreement will be governed by and construed in accordance with the laws of Delaware, without regard to its conflict of law principles.  You and we hereby waive all right to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) in connection with any dispute arising out of this Agreement or any matters contemplated by this Agreement.

We are pleased to accept this engagement and look forward to working with the Company.  Please confirm that the foregoing correctly and completely sets forth our understanding by signing and returning to us the enclosed duplicate of this engagement letter, which shall thereupon constitute a binding Agreement.

Sincerely,

PIPER JAFFRAY & CO.

By  /s/ David Stadinski
David Stadinski
Managing Director

Palatin Technologies, Inc.
December 22, 2014

Agreed and accepted as of the date hereof.

PALATIN TECHNOLOGIES, INC.

By  /s/ Stephen T. Wills
  Stephen T. Wills
  Chief Financial Officer

Annex A to Engagement Letter

You agree to (i) indemnify and hold harmless us, our affiliates (within the meaning of the Securities Act of 1933, as amended), and each of our respective partners, directors, officers, agents, consultants, employees and controlling persons (within the meaning of the Securities Act of 1933, as amended) (each of Piper Jaffray and such other person or entity is hereinafter referred to as an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, and all actions, inquiries, proceedings and investigations in respect thereof, to which any Indemnified Person may become subject arising in any manner out of or in connection with our engagement or any matter referred to in the agreement to which this Annex A is attached and of which this Annex A forms a part (the “Agreement”), regardless of whether any of such Indemnified Persons is a party thereto, and (ii) immediately upon request reimburse an Indemnified Person for such person’s legal and other expenses as they are incurred in connection with investigating, preparing, defending, paying, settling or compromising any such action, inquiry, proceeding or investigation (including without limitation, usual and customary pr diem compensation for any Indemnified Person’s involvement in discovery proceedings or testimony), whether or not such action, inquiry, proceeding or investigation is initiated or brought by you, your creditors or stockholders, or any other person.  You are not responsible under clause (i) of the foregoing sentence for any losses, claims, damages, liabilities or expenses to the extent that such loss, claim, damage, liability or expense has been finally judicially determined to have resulted primarily and directly from actions taken or omitted to be taken by such Indemnified Person due to such person’s gross negligence or willful misconduct.  To the extent that any prior payment you made to an Indemnified Person is determined to have been improper by reason of such Indemnified Person’s gross negligence or willful misconduct, such Indemnified Person will promptly pay you such amount.

If the indemnity or reimbursement referred to above is, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, you agree to pay to or on behalf of each Indemnified Person contributions for losses, claims, damages, liabilities or expenses so that each Indemnified Person ultimately bears only a portion of such losses, claims, damages, liabilities or expenses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and you and your stockholders on the other hand in connection with the Placement, or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of each such Indemnified Person, respectively, and you as well as any other relevant equitable considerations; provided, however, that in no event will the aggregate contribution of all Indemnified Persons to all losses, claims, expenses, damages, liabilities or expenses in connection with any Placement exceed the amount of the fee actually received by us pursuant to this Agreement.  The respective relative benefits received by us and you in connection with any Placement will be deemed to be in the same proportion as the aggregate fee paid or proposed to be paid to Piper Jaffray in connection with the Placement bears to the aggregate consideration paid or proposed to be paid in the Placement, whether or not consummated.

Palatin Technologies, Inc.
December 22, 2014

Promptly after its receipt of notice of the commencement of any action or proceeding, any Indemnified Person will, if a claim in respect thereof is to be made against you pursuant to this letter, notify you in writing of the commencement thereof; but omission so to notify you will not relieve you from any liability which you may have to any Indemnified Person, except your obligation to indemnify for losses, claims, damages, liabilities or expenses to the extent that you suffer actual prejudice as a result of such failure, but will not relieve you from your obligation to provide reimbursement of expenses and any liability which you may have to an Indemnified Person otherwise than hereunder.  If you so elect, you may assume the defense of such action or proceeding in a timely manner, including the employment of counsel (reasonably satisfactory to us) and payment of expenses, provided you permit an Indemnified Person and counsel retained by an Indemnified Person at its expense to participate in such defense.  Notwithstanding the foregoing, in the event (i) you fail promptly to assume the defense and employ counsel reasonably satisfactory to us, or (ii) the Indemnified Person has been advised by counsel that there exist actual or potential conflicting interests between you or your counsel and such Indemnified Person, an Indemnified Person may employ separate counsel (in addition to any local counsel) to represent or defend such Indemnified Person in such action or proceeding, and you agree to pay the fees and disbursements of such separate counsel as incurred; provided however, that you will not, in connection with any one such action or proceeding, or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel).

You will not, without our prior written consent, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought under this Agreement, unless such settlement, compromise or consent includes an express, complete and unconditional release of us and each other Indemnified Person from all liability and obligations arising therefrom. Without your prior written consent, which will not be unreasonably withheld, delayed or conditioned, no Indemnified Person will settle or compromise any claim for which indemnification or contribution may be sought hereunder.  Notwithstanding the foregoing sentence, if at any time an Indemnified Person requests that you reimburse the Indemnified Person for fees and expenses as provided in this Agreement, you agree that you will be liable for any settlement of any proceeding effected without your prior written consent if (i) such settlement is entered into more than 30 days after receipt by you of the request for reimbursement, and (ii) you will not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.

Palatin Technologies, Inc.
December 22, 2014

You also agree that no Indemnified Person will have any liability to you or your affiliates, directors, officers, employees, agents, creditors or stockholders, directly or indirectly, related to or arising out of the Agreement or the services performed thereunder, except losses, claims, damages, liabilities and expenses you incur which have been finally judicially determined to have resulted primarily and directly from actions taken or omitted to be taken by such Indemnified Person due to such person’s gross negligence or willful misconduct.  In no event, regardless of the legal theory advanced, will any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature.  Your indemnification, reimbursement, exculpation and contribution obligations in this Annex A will be in addition to any rights that any Indemnified Person may have at common law or otherwise.

You acknowledge that the indemnity, reimbursement and contribution obligations under this Annex A shall be in addition to, and shall no way limit or otherwise adversely affect any rights that any Indemnified Person may have at law or equity.

Capitalized terms used, but not defined in this Annex A, have the meanings assigned to such terms in the Agreement.